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                                 Exhibit (e)(11)

Agreement dated as of March 28, 2001 between American Express Financial Advisors
                    Inc. and The One Group Services Company.

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                                    AGREEMENT

         This Agreement is made as of 28th day of March, 2001, between American Express Financial Advisors Inc. ("Broker"), a Delaware corporation, and The One Group Services Company ("Fund Party").

         WHEREAS, Fund Party is the distributor of open-end investment companies with one or more series or classes of shares (each being referred to as a "Fund");

         WHEREAS, Fund Party wishes Broker, a broker-dealer, to make Fund shares, for Funds which advisor or distributor has now or in the future, available to its customers;

         WHEREAS, Broker would place purchase, redemption, and exchange orders for Fund shares on its customers' behalf through an omnibus clearing relationship with a broker/dealer having an account or accounts with each Fund for such purposes and under a direct contractual relationship with the Funds to which Broker is not a party; and

         WHEREAS, Broker is only willing to place such orders for its customers upon receiving certain assurances and indemnifications directly from Fund Party.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

         1.       Compliance Responsibilities

                  a. Fund Party is responsible for (i) the compliance of each prospectus, registration statement, annual or other periodic report, proxy statement and item of advertising or marketing material of or relating to each Fund with all applicable laws, rules and regulations (except for advertising or marketing material prepared by Broker that was not published or provided to Broker by or on behalf of Fund Party or any Affiliate (defined below) or accurately derived from information published or provided by or on behalf of Fund Party or any Affiliate), (ii) the filing of any advertising or sales literature provided Company with the NASD; (iii) the tabulation of returned proxies, (iv) the registration or qualification of shares of each Fund under all applicable laws, rules and regulations, and (v) the compliance by Fund, Fund Party, and each Affiliate, as that term is defined below, with all applicable laws, rules and regulations (including the Investment Company Act of 1940, as amended (the "1940 Act"), and the Investment Advisers Act of 1940, as amended), and the rules and regulations of each self-regulatory organization with jurisdiction over Fund, Fund Party, or any Affiliate, except to the extent that the failure to so comply by Fund, Fund Party, or any Affiliate is caused by Broker's failure to comply with all applicable laws, rules and regulations (including the 1940 Act, and the Investment Advisers Act of 1940, as amended), and the rules and regulations of each self-regulatory organization with jurisdiction over Broker. For purposes of this Agreement, an "Affiliate" of a person means (i) any person directly or indirectly controlling, controlled by, or under common control with, such person, (ii) any officer, director, partner, corporation, or employee of such person, and (iii) if such

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person is an investment company, any investment advisor thereof or any member of the advisory board thereof.

                  b. Broker is responsible for Broker's compliance with all applicable laws, rules and regulations governing Broker's purchase, redemption, and exchange transactions on behalf of its customers, except to the extent that Broker's failure to comply with any law, rule or regulation is caused by Fund Party's breach of this Agreement, or its willful misconduct or negligence in the performance or failure to perform its obligations under this Agreement.

                  c. Broker is authorized by Fund Party to distribute the prospectus and Statement of Additional Information and sales material received from Fund Party. Broker is not authorized to distribute any other sales material relating to a Fund without prior written approval from the Fund Party.

                  d. Broker shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by Broker on behalf of its customers for purchases, exchanges or redemptions, and shall indemnify Fund Party against any claims by Broker's customers as a result of its failure to properly transmit its customers instructions.

         2.       Indemnification

                  a. Fund Party shall indemnify and hold harmless Broker and each director, officer, employee and agent of Broker from and against any and all claims, demands, actions, losses, damages, liabilities, costs, charges, reasonable counsel fees, and expenses of any nature it or they may incur ("Losses") arising out of (i) any inaccuracy or omission in any prospectus, registration statement, annual or other periodic report or proxy statement of any Fund or in any advertising or promotional material generated by any Fund or Fund Party or Affiliate or accurately based on any information published or provided by Fund Party or any Fund or Affiliate, or (ii) any breach by Fund Company of any representation, warranty or agreement contained in this Agreement, except to the extent such Losses are caused by Broker's breach of this Agreement or its willful misconduct or negligence in the performance, or failure to perform, its obligations under this Agreement.

                  b. Broker shall indemnify and hold harmless Fund Party, each trust or corporation of which a Fund is a series and each director, officer, employee and agent of Fund Party or any such trust or corporation, from and against any and all Losses arising out of (i) any inaccuracy or omission in any advertising or promotional material generated by Broker, or (ii) any breach by Broker of any representation, warranty or agreement contained in this Agreement, except to the extent such Losses are caused by Fund Party's breach of this Agreement or its willful misconduct or negligence in the performance, or failure to perform, its obligations under this Agreement.

         3.       Representation and Warranties

                  a. Fund Party and each Fund represent and warrant to Broker that Fund

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Party, each Fund and the persons executing this Agreement on its behalf, are duly authorized and empowered to execute and deliver this Agreement.

                  b. Broker represents and warrants that: (i) it and the persons executing this Agreement on its behalf are duly authorized and empowered to enter into this Agreement; (ii) it is, and shall remain for the terms of this Agreement, duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended; (iii) it is, and shall remain for the term of this Agreement, duly registered as a broker-dealer under the laws of each state or territory of the United States in which Broker Dealer makes shares of any Fund available to its customers; (iv) it is a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"); (v) all of its personnel requiring registration under federal or state securities laws or under the rules of the NASD are and will remain so registered as required by such laws or rules;
(vi) it is a member in good standing of the Securities Investor Protection Corporation ("SIPC"); (vii) it agrees to abide by the Rules of Fair Practice of the NASD and all applicable laws, rules and regulations, including applicable federal and state securities laws, rules and regulations that are now or may become applicable to transactions hereunder; (viii) it agrees that it is the responsibility of Broker to determine the suitability of any Fund Shares as investments for its customers, and that Fund Party has no responsibility for such determination; (ix) it will maintain all records required by applicable law or otherwise reasonably requested by Fund Party relating to Fund transactions that it has executed; and (x) it will notify Fund Party immediately in the event its status as a SIPC member changes.

         4.       Entire Agreement; Amendment

                  This Agreement constitutes the entire agreement between the parties as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, between the parties regarding such subject matter made prior to the date on which this Agreement has been executed and delivered by Broker and Fund Party.

         5.       Effectiveness of Agreement; Term

                  This Agreement may be terminated by either party as to any Fund upon 90 days' written notice, or upon such shorter notice as is required by law, order, or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party.

         6.       Assignability

                  This Agreement is not assignable by either party without the other party's prior written consent; provided that either party may assign its rights and obligations under this Agreement to any corporation that controls, is controlled by, or is under common control with the party.

         7.       Applicable Law and Arbitration

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                  a. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         8.       Notices

                  a. Notices. All notices required by this Agreement shall be in writing and delivered personally or sent by first class mail. All notices and other communications concerning this Agreement will be deemed to have been received as of the earlier of actual physical receipt or three days after deposit, first class postage prepaid, in the United States Mail. All such notices and other communications shall be made:

                  If to Broker, to:

                  American Express Financial Advisors Inc.
                  50603 AXP Financial Center
                  Minneapolis, Minnesota 55474
                  Attention: Legal Department

                  If to Fund Party, to:

                  The One Group Services Company
                  3435 Stelzer Rd., Suite 1000
                  Columbus, OH 43219
                  Attn: President

         9.       Counterparts

                  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized representative of the parties hereto.

American Express Financial Advisors Inc.      The One Group Services Company


By:  /s/ Sarah McKenzie                       By: /s/ Gregory A. Trichtinger
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Name:  Sarah McKenzie                         Name:   Gregory A. Trichtinger
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Title: Vice President                         Title: Vice President
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Date:  March 28, 2001                        Date:   March 6, 2001
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